[ARBITRON LOGO]

Exhibit 99.1

Press
Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

For Immediate Release

ARBITRON INC. REPORTS 2002 FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS

Annual revenue up 9.8%; Net income up 17.3% over 2001
Net income per share increases 14.5%

NEW YORK, January 23, 2002 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter and year ended December 31, 2002.

For the fourth quarter 2002, the Company reported revenue of $57.8 million, an increase of 12.3% over revenue of $51.4 million during the fourth quarter of 2001. Earnings before interest and taxes (EBIT) for the quarter were $14.1 million, compared with EBIT of $9.3 million during the comparable period last year. Net income for the quarter was $6.5 million, compared with $2.6 million for the fourth quarter of 2001.

Cost and expenses for the quarter increased by 4.0%, from $46.0 million in 2001 to $47.9 million in 2002. Interest expense declined $1.4 million from 2001 as a result of significant reductions in debt between the two periods.

Net income per share for the quarter increased to $0.21 (diluted), compared with $0.09 (diluted) during the comparable period last year. Effective January 1, 2002, the Company discontinued the amortization of goodwill in accordance with generally accepted accounting principles. Had the company been required to adopt this accounting treatment effective as of January 1, 2001, net income and net income per share (diluted) for the three months ended December 31, 2001 would have been $3.0 million and $0.10, respectively.

Arbitron Inc. — 142 West 57th Street — New York, New York 10019 — www.arbitron.com

Arbitron Inc. Reports 2002 Fourth Quarter Financial Results	Page 2 of 8
January 23, 2002

For the year ended December 31, 2002, revenue was $249.8 million, an increase of 9.8% over the $227.5 million reported for the same period last year. EBIT was $85.7 million, compared to $75.5 million in 2001, an increase of 13.5% for the year. Net income for the year was $42.8 million or $1.42 per share (diluted), compared with $36.5 million, or $1.24 per share (diluted), last year. Had the discontinuation of amortization of goodwill been in effect in 2001, net income and net income per share (diluted) for the year ended December 31, 2001 would have been $38.2 million and $1.29, respectively.

Commenting on the results for the fourth quarter, Stephen Morris, president and chief executive officer of Arbitron, said, “We ended 2002 by meeting our financial goals for revenue and profitability, a good performance in a difficult year for the media industry. Our basic ratings, Scarborough and software services all made good progress in the quarter.”

“In the fourth quarter, our RADAR network radio measurement service expanded its roster of clients while staying on track in its transition to a more efficient and more effective sampling system,” said Mr. Morris. “Our acquisition of a license to the Measurecast Webcast ratings technology, also in the fourth quarter, should allow us to maintain a leadership position in the webcast ratings arena while keeping a tighter grip on costs.”

“Working with Nielsen Media Research, we continue to make progress on the refinements to the Portable People Meter (PPM) that the U.S. ratings marketplace requested. And on our own, we have made solid progress marketing the PPM in the international arena and have broadened our exploration of new applications for this promising technology,” said Mr. Morris.

“Given our progress and the overall strength of the core ratings business, we believe Arbitron remains well positioned to deliver solid growth in revenue and profitability while making measured investments in markets with long-term growth potential,” Mr. Morris concluded.

Arbitron will host a conference call at 10:00 a.m. EST on January 23rd to discuss its fourth quarter and year-end results as well as financial guidance for 2003. The Company invites you to listen to the call at the following telephone number: 1-800-683-1535. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

www.arbitron.com

Arbitron Inc. Reports 2002 Fourth Quarter Financial Results	Page 3 of 8
January 23, 2002

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 800 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

-renew contracts with large customers as they expire;

-successfully execute our business strategies, including timely implementation of our Portable People Meter and our webcast ratings services, as well as expansion of international operations;

-effectively manage the impact of further consolidation in the radio industry;

-keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs, and;

-successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

www.arbitron.com

Arbitron Inc. Reports 2002 Fourth Quarter Financial Results	Page 4 of 8
January 23, 2002

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

www.arbitron.com

Arbitron Inc. Reports 2002 Fourth Quarter Financial Results	Page 5 of 8
January 23, 2002

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2002 and 2001
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,		$	%
	2002	2001	Variance	Variance

Revenue	$57,786	$51,447	$6,339	12.3%
Costs and expenses Cost of revenue	27,673	24,237	3,436	14.2%
Selling, general and administrative	13,939	13,928	11	0.1%
Research and development	6,289	7,881	(1,592)	(20.2%)
Total costs and expenses	47,901	46,046	1,855	4.0%
Operating income	9,885	5,401	4,484	83.0%
Equity in net income of affiliate	4,229	3,859	370	9.6%
Earnings before interest and income taxes	14,114	9,260	4,854	52.4%
Interest income	172	225	(53)	(23.6%)
Interest expense	3,762	5,191	(1,429)	(27.5%)
Earnings before income taxes	10,524	4,294	6,230	145.1%
Income tax expense	4,051	1,697	2,354	138.7%
Net income (1)	$6,473	$2,597	$3,876	149.2%
Net income per weighted average common share Basic	$0.22	$0.09	$0.13	144.4%
Diluted	$0.21	$0.09	$0.12	133.3%
Weighted average shares used in calculations Basic	29,570	29,182
Diluted	30,180	29,701
Other data
Depreciation and Amortization	$1,203	$1,461	$(258)	(17.7%)
EBITDA (2)	$15,317	$10,721	$4,596	42.9%

(1)	Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provisions of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the three months ended December 31, 2001 would have been $3,023 and $0.10, respectively. The Company did not have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)	EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

www.arbitron.com

Arbitron Inc. Reports 2002 Fourth Quarter Financial Results	Page 6 of 8
January 23, 2002

Arbitron Inc.
Consolidated Statements of Income
Year Ended December 31, 2002 and 2001
(In thousands, except per share data)

	Year Ended
	December 31,

	2002	2001	$	%
	(Unaudited)	(Audited)	Variance	Variance
Revenue	$249,757	$227,534	$22,223	9.8%
Costs and expenses Cost of revenue	91,821	82,589	9,232	11.2%
Selling, general and administrative	53,096	49,553	3,543	7.1%
Research and development	24,728	24,131	597	2.5%
Total costs and expenses	169,645	156,273	13,372	8.6%
Operating income	80,112	71,261	8,851	12.4%
Equity in net income of affiliate	5,627	4,285	1,342	31.3%
Earnings before interest and income taxes	85,739	75,546	10,193	13.5%
Interest income	596	838	(242)	(28.9%)
Interest expense	16,815	16,117	698	4.3%
Earnings before income taxes	69,520	60,267	9,253	15.4%
Income tax expense	26,765	23,805	2,960	12.4%
Net income (1)	$42,755	$36,462	$6,293	17.3%
Net income per weighted average common share (3) Basic	$1.45	$1.25	$0.20	16.0%
Diluted	$1.42	$1.24	$0.18	14.5%
Weighted average shares used in calculations Basic	29,413	29,164
Diluted	30,049	29,483
Other data Depreciation and Amortization	$4,369	$5,026	$(657)	(13.1%)
EBITDA (2)	$90,108	$80,572	$9,536	11.8%

(1)	Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provisions of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the year ended December 31, 2001 would have been $38,166 and $1.29, respectively. The Company did not have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)	EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure of evaluating a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should

www.arbitron.com

Arbitron Inc. Reports 2002 Fourth Quarter Financial Results	Page 7 of 8
January 23, 2002

not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)	For the year ended December 31, 2001, the computations of pro forma net income per weighted average common share are based upon Ceridian’s weighted average common shares and potentially dilutive securities outstanding for the three months ended March 31, 2001, and Arbitron’s weighted average common shares and potentially dilutive securities thereafter. The diluted weighted average common shares amounts for the three months ended March 31, 2001 assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

Arbitron Inc.

Condensed Balance Sheets
December 31, 2002 and December 31, 2001
(In thousands)

	December 31,

	2002	2001
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$43,095	$21,043
Trade receivables	20,509	19,393
Deferred taxes	23,661	28,342
Goodwill, net	32,937	28,937
Other assets	30,140	29,126
Total assets	$150,342	$126,841
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$54,746	$52,993
Long-term debt	165,000	205,000
Other liabilities	37,775	37,957
Stockholders’ equity (deficit) (4)	(107,179)	(169,109)
Total liabilities and stockholders’ equity (deficit)	$150,342	$126,841

(4)	Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution. During the third quarter of 2002, the Company finalized the amount of Federal income tax loss carryforwards available at the time of the reverse spin-off. This resulted in a higher NOL tax benefit to Arbitron of $10.7 million, which reduced cash taxes payable and reduced stockholders’ deficit. The Company is currently compiling similar information with respect to state net operating losses. Upon completion of the required analysis, the Company will record such benefit, if any, through an increase in deferred income taxes and a reduction in stockholders’ deficit. The benefit will not impact net income.

www.arbitron.com